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                                                                    EXHIBIT 12.a

                                                     MONY Life Insurance Company
                                                     1740 Broadway
                                                     New York, NY 10019


                                  May 28, 2003

Board of Directors
MONY Life Insurance Company
1740 Broadway
New York, New York 10019

To The Board Of Directors:

In my capacity as Vice President of MONY Life Insurance Company (the "Company"), I have reviewed the illustrations for death proceeds, fund value, and cash value in Pre-Effective Amendment No. 1 to the registration statement of MONY Variable Account L (the "Account") (File No. 333-104156) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. Such registration statement describes certain flexible premium variable life insurance policies (the "Policies") which will participate in the Account.

I am of the following opinion:

1. The illustrations contained in the Prospectus showing the death proceeds, fund values, and cash values under the Policies are consistent with the provisions of the Policies and the administrative procedures of the Company;

2. The rate structure of the Policies have not been designed, and the assumptions for the illustrations (including sex, age, risk class, premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions;

3. The illustrations are based on a commonly used risk class and planned annual premiums and ages appropriate for the markets in which the Policies are sold.

In arriving at the foregoing opinion, I have examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to my name under the caption "Experts" in the Statement of Additional Information contained in said registration statement.

 Very truly yours,

 /s/Pamela J. Duffy
    ------------------
 Pamela J. Duffy
 Vice President
 MONY Life Insurance Company